As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-273728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GOODNESS GROWTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	2834	82-3835655
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

207 South 9th Street

Minneapolis, MN 55402

(612) 999-1606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, NY 10005

(416) 847-6898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas M. Rose

Nicole A. Edmonds

Troutman Pepper Hamilton Sanders LLP

401 9th Street NW, Suite 1000

Washington, D.C. 20004

(757) 687-7715

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-273728

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-273728) (the “Registration Statement”) of Goodness Growth Holdings, Inc. (the “Registrant”) is being filed as an exhibit-only filing solely to include the consent of Davidson & Company LLP with respect to its report dated April 1, 2024 relating to the financial statements of the Registrant contained in its Annual Report on Form 10-K for the year ended December 31, 2023, filed herewith as Exhibit 23.1. The report of Davidson & Company LLP was filed in Prospectus Supplement No. 9, dated April 2, 2024, filed pursuant to Rule 424(b)(3). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Exhibit 23.1. The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statements.

(a)	Exhibits. The following exhibits are being filed herewith:

Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed herewith
23.1	Consent of Davidson & Company LLP					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada, on this 2nd day of April, 2024.

GOODNESS GROWTH HOLDINGS, INC.

By:	/s/ Joshua Rosen
Joshua Rosen, Interim Chief Executive Officer and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Joshua Rosen	Interim Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive and Financial Officer)	April 2, 2024
Joshua Rosen

*	Executive Chairman and Director	April 2, 2024
Kyle E. Kingsley

*	Director	April 2, 2024
Ross M. Hussey

*	Director	April 2, 2024
Victor Mancebo

*	Director	April 2, 2024
Judd T. Nordquist

*By:	/s/ Joshua Rosen
Joshua Rosen
Attorney-in-fact